Exhibit 5.1

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Zurich, 14 May 2010

Tyco International Ltd.

Dear Sirs,

We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares (the “Company”), in connection with the issuance of registered shares out of conditional capital pursuant to its Articles of Association.

This opinion is being rendered at the request of the Company in connection with the Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on or about 14 May 2010 (the “Form S-8”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, of registered shares in the Company, each share currently having a par value of CHF 7.60 (the “Shares”), which may be issued from time to time under the Plans (as defined below).

We understand that by virtue of the terms of an agreement and plan of merger dated as of January 18, 2010 (the “Merger Agreement”), by and among Tyco International Ltd, Brink’s Home Security Holdings, Inc., (“BHS”),  Barricade Merger Sub, Inc., and, solely for the purposes stated therein, ADT Security Services, Inc., upon the effective time of the merger contemplated thereby, the Company assumed (i) the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan and (ii) the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan (together, the “Plans” and each individually, a “Plan”).

I.                                                  DOCUMENTS

For purposes of rendering this opinion, we have examined and relied on the following documents:

a)                                               an excerpt from the register of commerce of the Canton Schaffhausen Commercial Register of the Canton of Schaffhausen in respect of the Company, certified by such Commercial Register to be up-to-date as of 12 May 2010 (the “Excerpt”);

b)                                              a copy of the public deed regarding the special general meeting of the Company dated 12 March 2009 (the “Public Deed”);

c)                                               articles of association of the Company dated 11 May 2010 as filed with the register of commerce in Schaffhausen, Switzerland (“Articles of Association”); and

The documents referred to a) to c) are referred to together as the “Documents”.

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.                                              ASSUMPTIONS

In giving this opinion, we have assumed that:

a)                                               all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                                              all signatures on the Documents are genuine;

c)                                               no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company outside Switzerland, no litigation, administrative or other proceeding of or before any non-Swiss governmental authority is pending against the Company outside Switzerland and that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues outside Switzerland;

d)                                              the legal capacity, power and authority of each of the parties (other than the Company) to enter into and perform its obligations under the Plans as well as the due authorization, execution and delivery of the Plans or any document thereunder by each of the parties thereto

(including the Company) and that all consents or approvals from and filings, registrations and notifications with or to all governmental authorities (other than in Switzerland) required in connection with the execution, delivery and performance of the Plans have been obtained or made and are in full force and effect;

e)                                               the Plans are in full force and effect, have not been rescinded, either in whole or in part, by the Board of Directors of the Company and that there is no matter affecting the authority of the Directors to approve the adoption or assumption of the Plans and filing of the Registration Statement which would have any adverse implication in relation to the opinions expressed herein.

f)                                                 the Plans constitute legal, valid, binding and enforceable obligations of the Company under the governing law;

g)                                              all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Plans have been duly obtained and are and will remain in full force and effect;

h)                                              the exercise of the options under the Plans will be conducted in writing in the manner described in the Plans;

i)                                                  the exercise price of any option granted is at least the current par value of CHF 7.60 per share and is paid by the option holder to the Company;

j)                                                  at the time of any issuance of Shares under any Plan, the Company will have according to article 6 para. 1 of the Articles of Association sufficient conditional share capital to issue the required number of new shares of the Company to be delivered to option holders exercising options granted under the Plans; and

k)                                               (i) the requisite reports of the Company’s auditors according to Article 653f of the Swiss Code of Obligations (the “CO”), (ii) the amendments of the Articles of Association according to article 653g CO, and (iii) the entry of the share capital increase into the Commercial Register of the Canton of Schaffhausen will be given or made.

III.                                          OPINIONS

On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)                                               The Company has been registered in the register of commerce of the Canton Schaffhausen pursuant to art. 161 SIPL as Swiss share corporation (Aktiengesellschaft) according to article 620 et seq. CO and is duly incorporated and validly existing as a share corporation under the laws of Switzerland with a share capital of CHF 3’909’828’747.60 divided in 514’451’151 common shares (Namenaktien) with a par value of CHF 7.60 each, having unlimited corporate existence and the capacity to carry out its business, to own its property and to sue and to be sued in its own name.

b)                                              The Shares when issued and paid for in accordance with the Articles of Association and, provided the issue price for such Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV.                                         QUALIFICATIONS

This opinion is subject to the following qualifications:

This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by the parties to the Plans or any matters of fact.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion is exclusively addressed to the addressee for their own use and benefit and may not be relied upon by any other persons or copies distributed to any other person. We consent to the filing of this opinion as an exhibit to the Form S-8.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Matthias Staehelin

Matthias Staehelin